Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the           day of December, 2007, by and between EagleBank, a Maryland chartered commercial bank (the “Bank”), and Barry C. Watkins (“Watkins”).

RECITALS:

WHEREAS, Eagle Bancorp, Inc. (“Bancorp”), the parent corporation of the Bank, and Fidelity and Trust Financial Corporation (“F&T”) have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) pursuant to which F&T will be merged with and into Bancorp (the “Merger”);

WHEREAS, in connection with the Merger Agreement, the Bank and Fidelity and Trust Bank, the wholly owned subsidiary of F&T (“F&T Bank”), have entered into a Plan and Agreement of Merger pursuant to which F&T Bank will be merged with and into the Bank (the “Bank Merger”);

WHEREAS, Watkins has been a key employee of F&T Bank, serving as President and Chief Executive Officer;

WHEREAS, the Bank believes that the Bank’s retention of Watkins from and after the closing of the Merger and the Bank Merger is important to the success of the Bank’s business; and

WHEREAS, the Bank has offered to employ Watkins, and Watkins has agreed to accept such employment, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Employment..  The Bank agrees to employ Watkins as President of the Bank’s District of Columbia and Virginia regions and Watkins agrees to be employed as President of the Bank’s District of Columbia and Virginia regions, subject to the terms and provisions of this Agreement.

2.             Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

2.1           “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.2           “Bank” is defined in the Recitals.  If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity for purposes of applying Articles 8 and 9 of this Agreement.

2.3           “Bank Entities” means and includes any of the Bank, Bancorp, F&T, F&T Bank and their Affiliates.

2.4           “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank, including, but not necessarily be limited to:

(a)           the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)           the Federal Reserve System, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c)           any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)           any predecessor, successor or assignee of any of the foregoing.

2.5           “Board” means the Board of Directors of the Bank.

2.6           “Code” means the Internal Revenue Code of 1986, as amended.

2.7           “Commencement Date” means the Effective Time of the Merger under the Merger Agreement.

2.8           “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the insurance and trust business, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged.

2.9           “Competitive Products or Services” means, as of any time, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers.

2.10         “Disability” means a mental or physical condition which, in the good faith opinion of the Board, renders Watkins, with reasonable accommodation, unable or incompetent to carry out the material job responsibilities which Watkins held or the material duties to which Watkins was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Bank and Watkins (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.

2.11         “Expiration Date” means the date three (3) years after the Commencement Date.

2.12         “Person” means any individual or Entity.

2.13         “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.”

2.14         Termination Date” means the Expiration Date or such earlier date on which the Term expires pursuant to Section 3.1 or is terminated pursuant to Section 7.2, 7.3 7.4, 7.5, 9.2 or 9.3, as applicable.

Other terms are defined throughout this Agreement and have the meanings so given them.

3.             Term; Position.

3.1           Term. Watkins’ employment hereunder shall commence with the Commencement Date and continue until the Expiration Date, unless extended in writing by both the Bank and Watkins or sooner terminated in accordance with the provisions of this Agreement (the “Term”).

3.2           Position. The Bank shall employ Watkins to serve as President of the Bank’s District of Columbia and Virginia regions.

3.3           No Restrictions.  Watkins represents and warrants to the Bank that he is not subject to any legal obligations or restrictions that would prevent or limit his entering into this Agreement and performing his responsibilities hereunder.

4.             Duties of Watkins.

4.1           Nature and Substance. Watkins shall report directly to and shall be under the direction of the Chief Executive Officer of the Bank. The specific powers and duties of Watkins shall be established, determined and modified by and within the discretion of the Board.

4.2           Performance of Services. Watkins agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of the Bank and toward its successful operation.  Watkins agrees that, without the prior written consent of the Board, he will not during the Term, directly or indirectly, perform services for or obtain a financial or ownership interest in any other Entity (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to the Bank, present a conflict of interest with the Bank and/or Bancorp, breach his duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement.  Watkins shall promptly notify the Board of any Outside Arrangement, provide the Bank with any written agreement in connection therewith and respond fully and promptly to any questions that the Board may ask with respect to any Outside Arrangement.  If the Board determines that Watkins’ participation in an Outside Arrangement would interfere with his satisfactory performance of his duties to the Bank, present a conflict of interest with the Bank and/or Bancorp, breach his duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement, Watkins shall not undertake, or shall cease, such Outside Arrangement as soon feasible after the Board notifies him of such determination.  Notwithstanding any provision hereof to the contrary, this Section 4.2 does not restrict Watkins’ right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company.

4.3           Compliance with Law.  Watkins shall comply with all laws, statutes, ordinances, rules and regulations relating to his employment and duties.

5.             Compensation; Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Bank shall pay to Watkins the following:

5.1           Salary. Beginning on the Commencement Date and continuing through the end of the Term, Watkins shall be paid a salary (“Salary”) of Two Hundred Fifty Thousand Dollars ($250,000) on an annualized basis.  The Bank shall pay Watkins’ Salary in equal installments in accordance with the Bank’s regular payroll periods as may be set by the Bank from time to time.  Watkins’ Salary may be further increased from time to time, at the discretion of the Board. Watkins may also be entitled to certain incentive bonus payments as determined by Board approved incentive plans.

5.2           Withholding. Payments of Salary shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

5.3           Vacation and Leave.  Watkins shall be entitled to such vacation and leave as may be provided for under the current and future leave and vacation policies of the Bank.

5.4           Office Space. The Bank will provide customary office space and office support to Watkins beginning on the Commencement Date.

5.5           Car Allowance.  During the Term, the Bank will pay Watkins a car allowance of One Thousand Five Hundred  Dollars ($1500) per month.

5.6           Non-Life Insurance. The Bank will provide Watkins with group health, disability and other insurance as the Bank may determine appropriate for all employees of the Bank.

5.7 Life Insurance.

5.7.1 The Bank will pay the premiums, up to a maximum of Five Thousand Dollars ($5,000) per year, for the cost of a term life insurance policy, provided Watkins submits all appropriate documentation showing the amount of the premium.

5.7.2 The Bank may, at its cost, obtain and maintain “key-man” life insurance and/or Bank-owned life insurance on Watkins in such amount as determined by the Board from time to time. Watkins agrees to cooperate fully and to take all actions reasonably required by the Bank in connection with such insurance.

5.7           Parking.  Paid parking at Watkins’ regular worksite will be provided by the Bank at its expense.

5.8           Expenses. The Bank shall, promptly upon presentation of proper expense reports therefor, pay or reimburse Watkins, in accordance with the policies and procedures established from time to time by the Bank for its officers, for all reasonable and customary travel (other than local use of an automobile for which Watkins is being  provided the car allowance) and other out-of-pocket expenses incurred by Watkins in the performance of his duties and responsibilities under this Agreement and promoting the business of the Bank, including approved membership fees, dues and the cost of attending business related seminars, meetings and conventions.

5.9           Retirement Plans. Watkins shall be entitled to participate in any and all qualified pension or other retirement plans of the Bank which may be applicable to personnel of the Bank.

5.10         Other Benefits. While this Agreement is in effect, Watkins shall be entitled to all other benefits that the Bank provides from time to time to its officers.

5.11         Eligibility.  Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company.

5.12         Equity Compensation.  Watkins shall be eligible to receive awards of options, SARs and /or Restricted Stock under the 2006 Stock Plan of Bancorp, from time to time, at the discretion of the 2006 Plan Committee or Compensation Committee of the Board of Directors of Bancorp.

6.             Conditions Subsequent to Continued Operation and Effect of Agreement.

6.1           Continued Approval by Bank Regulatory Agencies. This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bank’s continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of the Bank. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

7.             Termination of Agreement. Prior to the Expiration Date, the Term of this Agreement may be terminated as provided below in this Article 7.

7.1           Definition of Cause. For purposes of this Agreement, “Cause” means:

(a) any act of theft, fraud, intentional misrepresentation, personal dishonesty or breach of fiduciary duty involving personal gain or similar conduct by Watkins with respect to the Bank Entities or the services to be rendered by him under this Agreement;

(b) any failure of this Agreement to comply with any Bank Regulatory Agency requirement which is not cured in accordance with Section 6.1 within a reasonable period of time after written notice thereof;

(c) any Bank Regulatory Agency action or proceeding against Watkins as a result of his negligence, fraud, malfeasance or misconduct;

(d) indictment of Watkins, or Watkins’ conviction or plea of nolo contndere at the trial court level, of a felony, or any crime of moral turpitude, or involving dishonesty, deception or breach of trust;

(e) any of the following conduct on the part of Watkins that Watkins has not been corrected or cured within thirty (30) days after having received written notice from the Bank detailing and describing such conduct (provided, however, that the Bank shall not be required to provide Watkins with notice and opportunity to cure more than two (2) times in any twelve (12) month period):

(i)            habitual absenteeism, or the failure by or the inability of Watkins to devote full time, attention and energy to the performance of Watkins’ duties pursuant to this Agreement (other than by reason of his death or Disability);

(ii)           intentional material failure by Watkins to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board which are consistent with his position;

(iii)          willful or intentional misconduct on the part of Watkins that results, or that the Board in good faith determines may result, in substantial injury to the Bank or any of its Affiliates; or

(iv)          any action (including any failure to act) or conduct by Watkins in violation of a material provision of this Agreement (including but not limited to the provisions of Article 8 hereof, which shall be deemed to be material); or

(f)            the use of drugs, alcohol or other substances by Watkins to an extent which materially interferes with or prevents Watkins from performing his duties under this Agreement;

(g)           the determination by the Board, in the exercise of its reasonable judgment and in good faith, that Watkins’ job performance is substantially unsatisfactory and that he has failed to cure such performance within a reasonable period (but in no event more than (30) days) after written notice specifying in reasonable detail the nature of the unsatisfactory performance; or

(h)           Watkins’ commission of unethical business practices, acts of moral turpitude, financial impropriety, fraud or dishonesty in any material matter which the Board in good faith determines could adversely affect the reputation, standing or financial prospects of the Bank or its Affiliates.

7.2                           Termination by the Bank for Cause.  After the occurrence of any of the conditions specified in Section 7.1, the Bank shall have the right to terminate the Term for Cause immediately on written notice to Watkins.

7.3           Termination by the Bank without Cause. The Bank shall have the right to terminate the Term at any time on written notice without Cause, for any or no reason, such termination to be effective on the date on which the Bank gives such notice given to Watkins or such later date as may be specified in such notice.

7.4           Termination for Death or Disability.  The Term shall automatically terminate upon the death of Watkins or upon the Board’s determination that Watkins is suffering from a Disability.

7.5           Termination by Watkins. Watkins shall have the right to terminate the Term at any time, such termination to be effective on the date one hundred eighty (180) days after the date on which Watkins gives such notice to the Bank unless Watkins and the Bank agree in writing to a later date on which such termination is to be effective.  After receiving notice of termination, the Bank may require Watkins to devote his good faith energies to transitioning his duties to his successor and to otherwise helping to minimize the adverse impact of his resignation upon the operations of the Bank.  If Watkins fails or refuses to fully cooperate with such transition, the Bank may immediately terminate Watkins, in which case it shall no longer have any obligation to pay any Salary or provide any benefits to him, but solely for purposes of Sections 8.5 and 8.6 below, the Termination Date shall be the date one hundred eighty (180) days after the date on which Watkins gives notice of termination to the Bank pursuant to the first sentence of this Section 7.5, or the later date referred to therein, whichever is later.

7.6           Pre-Termination Salary and Expenses.  Without regard to the reason for, or the timing of, the termination or expiration of the Term:  (a) the Bank shall pay Watkins any unpaid Salary due for the period prior to the Termination Date; and (b), following submission of proper expense reports by Watkins, the Bank shall reimburse Watkins for all expenses incurred prior to the Termination Date and subject to reimbursement pursuant to Section 5.8 hereof.  These payments shall be made promptly upon termination and within the period of time mandated by law.

7.7           Severance if Termination by the Bank without Cause. Provided that Watkins signs and delivers to the Bank no later than twenty-one (21) days after the Termination Date a General Release and Waiver in the form attached to this Agreement as Exhibit A, and except as set forth below, if the Term is terminated by the Bank without Cause, the Bank shall, for a period of one (1) year following the Termination Date (i) continue to pay Watkins, in the manner set forth below, Watkins’ Salary at the rate being paid as of the Termination Date, and, (ii) if Watkins timely elects to continue his health insurance benefits under COBRA, pay to the insurer Watkins’ premiums for health insurance benefits continuation (for so long as Watkins remains qualified for such continuation under COBRA); provided, however, that Watkins shall not be entitled to any such payments of Salary pursuant to this Section 7.7 if he is otherwise entitled to payments pursuant to Section 9.4 in relation to a Change in Control.  Any payments due Watkins pursuant to this Section 7.7 shall be paid to Watkins in installments on the same schedule as Watkins was paid Salary immediately prior to the Termination Date, each installment to be the same amount Watkins would have been paid under this Agreement if he had not been terminated.  In the event Watkins breaches any provision of Article 8 of this Agreement after termination, Watkins’ entitlement to any payments pursuant to this Section 7.7 shall terminate as of the date of such breach, with Watkins having the obligation to repay to the Bank any payments that were paid to him pursuant to this Section 7.7 with respect to the period after such breach occurred and before such breach became known to the Bank.  Furthermore, if termination was initially not for Cause but the Bank thereafter determines in good faith that that, during the Term, Watkins had engaged in conduct that would have constituted Cause, Watkins’ entitlement to any payments pursuant to this Section 7.7 shall terminate retroactively to the Termination Date, with Watkins having the obligation to repay to the Bank all payments that were paid to him pursuant to this Section 7.7.  Notwithstanding anything to the contrary in this Section 7.7, any payment pursuant to this Section shall be subject to any delay in payment required by Section 9.5 hereof.

7.8           Termination After Change in Control.  Sections 9.2 and 9.3 set out provisions applicable to certain circumstances in which the Term may be terminated after Change in Control.

8              Confidentiality; Non-Competition; Non-Interference.

8.1           Confidential Information.  Watkins, during employment by the Bank and his prior employment by F&T, will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

8.2           Nondisclosure. Watkins hereby covenants and agrees that he shall not, directly or indirectly, disclose or use, or authorize any Person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other Person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Watkins or any Affiliate of Watkins or (iii) in connection with the performance of Watkins’ duties under this Agreement.

8.3           Nondisclosure of this Agreement:  The terms, conditions and fact of this Agreement are strictly confidential.  From and after the date of execution of this Agreement, Watkins agrees not to disclose, directly or indirectly, the existence of this Agreement or any of the terms and conditions herein to any Person except that Watkins may disclose the existence of this Agreement or the terms and conditions herein to Watkins’ immediate family, tax, financial or legal advisers, prospective employers (with whom Watkins’ employment is not prohibited by Section 8.5), any taxing authority, or as required by law.  If Watkins is asked about the existence and/or terms and conditions of this Agreement, Watkins is permitted to state only that “the terms of my employment are a confidential matter that I am not able to disclose.”  Watkins acknowledges that the terms of this Section 8.3 are a material inducement for the Bank to enter into this Agreement.  Notwithstanding the foregoing, Watkins may disclose such information regarding this Agreement as may be disclosed by the Bank Entities in any document filed with the Securities and Exchange Commission

8.4           Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Watkins, or otherwise provided to or coming into the possession of Watkins, that contain any proprietary information about or pertaining or relating to the Bank Entities (the “Bank Information”) shall at all times remain the exclusive property of the Bank Entities. Promptly after a request by the Bank or the Termination Date, Watkins shall take reasonable efforts to (i) return to the Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Bank Information and (ii) purge and destroy all Documents and Bank Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Chief Executive Officer  of the Bank or Chairman of the Board of the Bank, and Watkins shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Bank Information.

8.5                           Non-Competition.  Watkins hereby acknowledges and agrees that, during the course of employment by the Bank Entities, Watkins has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Watkins hereby covenants and agrees that from the Commencement Date until the later to occur of (a) the date one (1) year after the Termination Date, or (b) the Expiration Date (the “Restricted Period”), Watkins will not at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) provide any advice, assistance or services to any Competitive Business (as defined below) or to any Person that is attempting to form or acquire a Competitive Business if such Competitive Business operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a thirty-five (35) mile radius of the Bank’s headquarters or any Branch of the Bank Entities.  Notwithstanding any provision hereof to the contrary, this Section 8.5.1 does not restrict Watkins’ right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company.

8.6           Non-Interference. Watkins hereby covenants and agrees that during the Restricted Period, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(a)           induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other Person that has a business relationship with any Bank Entity, to discontinue, terminate or reduce the extent of its, his or her relationship with any Bank Entity or to take any action that would disrupt or otherwise be disadvantageous to any such relationship;

(b)           solicit any customer of any of the Bank Entities for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at Bank customers); or

(c)           solicit any employee of any of the Bank Entities to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business

In applying this Section 8.6:

(i)            the term “customer” shall be deemed to include, at any time, any Person to which any of the Bank Entities had, during the six (6) month period immediately prior to such time, (A) sold any products or provided any services or (B) submitted, or been in the process of submitting or negotiating, a proposal for the sale of any product or the provision of any services;

(ii)           the term “supplier” shall be deemed to include, at any time, any Person which, during the six (6) month period immediately prior to such time, (A) had sold any products or services to any of the Bank Entities or (B) had submitted to any of the Bank Entities a proposal for the sale of any products  or services;

(iii)          for purposes of clause (c), the term “employee” shall be deemed to include, at any time, any Person who was employed by any of the Bank Entities within the prior six (6) month period (thereby prohibiting Watkins from soliciting any Person who had been employed by any of the Bank Entities until six (6) months after the date on which such Person ceased to be so employed); and

(iv)          If during the Restricted Period any employee of any of the Bank Entities accepts employment with or is otherwise retained by any Competitive Business of which Watkins is an owner, director, officer, manager, member, employee, partner or employee, or to which Watkins provides material services, it shall be presumed that such employee was hired in violation of the restriction set forth in clause (c) of this Section 8.6, with such presumption to be overcome only upon Watkins’ showing by a preponderance of the evidence that he was not directly or indirectly involved in the hiring, soliciting or encouraging such employee to leave employment with the Bank Entities.

8.7           Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by Watkins, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Watkins and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

8.8           Reasonableness.

8.8.1 Watkins has carefully read and considered the provisions of this Article 8 and, having done so, agrees that the restrictions and agreements set forth in this Article 8 are fair and reasonable and are reasonably required for the protection of the interests of the Bank and its business, shareholders, directors, officers and employees. Watkins further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

8.8.2 If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 8 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

9.             Change in Control.

9.1                   Definition.  “Change in Control” means and shall be deemed to have occurred if:

(a)  there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to Bancorp, or pursuant to which shares of Bancorp’s capital stock are converted into cash, securities of another Entity and/or other property, other than a transaction in which the holders of Bancorp’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving Entity, or (ii) any sale of all or substantially all of the assets of Bancorp, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;

(b)  any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than fifty percent (50%) of the voting power of all outstanding securities of Bancorp entitled to vote generally in the election of directors of Bancorp (including, without limitation, any securities of Bancorp that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)  where over a twelve (12) month period, a majority of the members of the Board of Directors of Bancorp (the “Bancorp Board”) are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Bancorp Board in office prior to such appointment or election.

Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 9.1(a), Section 9.1(b), or Section 9.1(c) does not also constitutes a “change in ownership” of Bancorp, a “change in effective control” of Bancorp, or a “change in the ownership of a substantial portion of the assets” of Bancorp within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.

9.2           Change in Control Termination.  For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:

(a)           Watkins’ employment with the Bank is terminated without Cause (i) within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or (ii) within twelve (12) months following consummation of a Change in Control; or

(b)           Within twelve (12) months following consummation of a Change in Control, Watkins’ title, duties and or position have been materially reduced such that Watkins is not in a comparable position (with materially comparable compensation, benefits and responsibilities and is located within twenty-five (25) miles of Watkins’ primary worksite) to the position he held immediately prior to the Change in Control, and within thirty (30) days after notification of such reduction he notifies the Bank that he is terminating his employment due to such change in his employment unless such change is cured within thirty (30) days of such notice by providing him with a comparable position (including materially comparable compensation and benefits and is located within twenty-five (25) miles of Watkins’ primary worksite).  If Watkins’ employment is terminated under this Section, his last day of employment shall be mutually agreed to by Watkins and the Bank, but shall be not more than sixty (60) days after such notice is given by Watkins.

9.3           Window Period Resignation After Change in Control.  If at the expiration of the twelve (12) month period following consummation of a Change in Control (the “Action Period”), Watkins employment by the Bank has not been terminated, Watkins may, by giving written notice to the Bank within the thirty (30) day period immediately following the last day of the Action Period, elect to terminate the Term, in which event his last day of employment will be as mutually agreed to by the Bank and Watkins but which shall be not more than sixty (60) days after such notice is given by Watkins.

9.4           Change in Control Payment.  If there is a Change in Control Termination pursuant to Section 9.2 or Watkins resigns after the Action Period pursuant to Section 9.3, Watkins shall be paid a lump-sum cash payment (the “Change Payment”) equal to 2.99 times Watkins’ Salary at the highest rate in effect during the twelve (12) month period immediately preceding his Termination Date, such Change Payment to be made to Watkins within forty-five (45) days after the later of (i) his Termination Date or (ii) the date of the Change in Control, the exact date of payment to be determined in the sole discretion of the Bank; provided, however, that the Bank shall be relieved of its obligation to pay the Change Payment if Watkins fails to sign and deliver to the Bank no later than twenty-one (21) days after the Termination Date a General Release and Waiver in the form attached to this Agreement as Exhibit A,  Notwithstanding the foregoing, in accordance with Section 9.6 below the date on which the Change Payment shall be paid to Watkins shall be delayed in order to ensure that such payment is not subject to excise tax under Section 409A.

9.5           Adjustment.

(a)           Notwithstanding anything in this Agreement to the contrary, if the Determining Firm (as defined in Section 9.5(b)) determines that any portion of the Change Payment and/or the portions, if any, of other payments or  distributions in the nature of compensation by the Bank to or for the benefit of Watkins (including, but not limited to, the value of the acceleration in vesting of restricted stock, options or any other stock-based compensation) whether or not paid or payable or distributed or distributable pursuant to the terms of this Agreement (collectively with the Change Payment, the “Aggregate Payment”), would cause any portion of the Aggregate Payment to be subject to the excise tax imposed by Code Section 4999 or would be nondeductible by the Bank pursuant to Code Section 280G of the Code (such portion subject to the excise tax or being nondeductible, the “Parachute Payment”), the Aggregate Payment will be reduced, beginning with the Change Payment, to an amount which will not cause any portion of the Aggregate Payment to constitute a Parachute Payment.

(b)           All determinations required to be made under this Section 9.5, will be made by a reputable law or accounting firm (the “Determining Firm”) selected by the Bank.  All fees and expenses of the Determining Firm will be obligations solely of the Bank.  The determination of the Determining Firm will be binding upon the Bank and Watkins.

9.6           Construction; Compliance with 409A, Delay in Payment.

(a)           It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall be in accordance with Section 409A, and thus avoid the imposition of any excise tax and interest on Watkins pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent.  Watkins acknowledges and agrees that he shall be solely responsible for the payment of any excise tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

(b)           Notwithstanding anything to the contrary contained herein, any payment hereunder that is considered “nonqualified deferred compensation” that is to be made to Watkins as a “specified employee”, in each case as defined and determined for purposes of Section 409A, within six (6) months following Watkins’ “separation from service” (as determined in accordance with Section 409A), then to the extent that such payment is not otherwise permitted under Section 409A such that it would be exempt from the excise tax thereunder, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Watkins’ separation from service, or, if earlier upon Watkins’ death.  To the extent that any payment to Watkins which is payable in installments is required to be deferred pursuant to this Section 9.6(b), such deferred installments shall be paid on the first business day of the seventh month following Watkins’ separation from service, or, if earlier upon Watkins’ death, and any remaining installments shall be paid as scheduled.  For purposes of this Agreement any payment to Watkins which is payable in installments represents the right to a series of separate payments.

(c)           The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to fully comply with Section 409A.

10.           Assignability.  Watkins shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.  The Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of the Bank.  Upon any such assignment by the Bank, references in this Agreement to the Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, the Bank, as  appropriate in the context.

11.           Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland or in the United States District Court for the District of Maryland.  Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 12 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

12.           Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given  as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, provided, however, that any notice given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or by any other method permitted under this section;; or (c) deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the applicable party as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day).  Any notice sent by Untied States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail.  Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service.  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Montgomery County, Maryland.  The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:		Barry C. Watkins
11709 Castlewood Court_
Potomacc, MD 20854
Fax No.

To:		EagleBank
c/o Ronald D. Paul
7815 Woodmont Ave.
Bethesda, MD 20814
Fax No.: 301.986-8529

	cc:	Fred Sommer, Esquire
Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
11921 Rockville Pike, 3rd Floor
Rockville, Maryland 20852
Fax No.: 301.230-2891

13.           Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Watkins by the Bank, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

14.           Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.           Severability.  Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

16.           Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

17.           Gender and Number. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

18.           Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Watkins and his heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EAGLEBANK

By:
Name: Ronald D. Paul
Title: Chief Executive Officer

BARRY C. WATKINS

Attachment A

Form of

General Release and Waiver of All Claims

Barry Watkins (“you”) executes this General Release And Waiver of All Claims (the “Release”) as a condition of receiving certain payments and other benefits in accordance with the terms of Section 7.7 [or 9.4 if covered by that provision instead] of your Employment Agreement dated             , 2007.  All capitalized terms used but not otherwise defined herein shall have the same meaning as in your Employment Agreement.

1.  RELEASE.

You hereby release and forever discharge the Bank and Eagle Bancorp [modify to specifically  include any additional Affiliates] and each and every one of their former or current subsidiaries, parents, affiliates, directors, officers, employees, agents, parents, affiliates, successors, predecessors, subsidiaries, assigns and attorneys (the “Released Parties”) from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may in the future have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release.

2.  WAIVER.

You realize there are many laws and regulations governing the employment relationship. These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); the Maryland Civil Rights Act, the Maryland Wage Payment and Collection Law, Maryland Occupational Safety and Health Act, the Maryland Collective Bargaining Law, and any other state, local and federal employment laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment. By signing this Release, you waive and release any rights you may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing through the date of your execution of this Release. You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on. any act, omission, matter, cause or thing through the date of your execution of this Release.

3.              NOTICE PERIOD.

This document is important. We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space indicated below for your signature. You will have twenty-one (21) calendar days from the date you receive this document to consider whether to sign this Release. If you choose to sign the Release before the end of that twenty-one day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

4.              RETURN OF PROPERTY.

You certify that you have fully complied with Section 8.4 of your Employment Agreement.

5.     REVOCATION.

You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it. To revoke your acceptance of this Release, the Chairman of the Bank’s Board of Directors must receive written notice before the end of the seven (7)-day period. In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under your Employment Agreement by virtue of executing this Release. If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.

IN WITNESS WHEREOF, the Parties have knowingly and voluntarily executed this Release, as of the day and year first set forth below.

Barry Watkins	Date

EagleBank	Date